Exhibit 11

          Electronic Retailing Systems International, Inc.
              Computation of Net Loss Per Common Share

                                          Three Months    Six Months
                                             Ended          Ended
                                          June 30, 1998   June 30, 1998
                                          -------------   -------------

Net loss                                  $ 6,978,000     $10,970,000
                                          ===========     ===========

Weighted average common shares outstanding 21,231,138      21,218,967
                                          ===========     ===========

Basic loss per common share                  $(0.33)         $(0.52)
                                          ===========     ===========

Calculation of weighted average shares
 outstanding
--------------------------------------

Shares issued and outstanding at
 December 31, 1997                         21,187,035      21,187,035

Issuance of shares pursuant to stock
 option plan                                   44,103          31,932
                                          -----------     -----------

Weighted average common shares outstanding 21,231,138      21,218,967
                                          ===========     ===========

